Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated October 2, 2012

Relating to Preliminary Prospectus dated October 1, 2012

Registration No. 333−182536

JAVELIN MORTGAGE INVESTMENT CORP.

FREE WRITING PROSPECTUS

October 1, 2012

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus (the "Revised Preliminary Prospectus"), dated October 1, 2012, included in Amendment No. 4 to the Registration Statement on Form S-11 (File No. 333-182536) of JAVELIN Mortgage Investment Corp. (the “Company”), as filed with the Securities and Exchange Commission on October 1, 2012 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its common stock, and to provide you with a hyperlink to the current version of the Registration Statement. This free writing prospectus relates only to the securities described in the Registration Statement, only restates the information added to the Revised Preliminary Prospectus and should be read together with the Revised Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 15 of the Revised Preliminary Prospectus.

To review the Revised Preliminary Prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows:

http://sec.gov/Archives/edgar/data/1552890/000139843212000719/i11780_a4.htm

Terms of Sub-Management Agreement

Concurrent with the closing of the Company’s initial public offering (the “IPO”), the Company and its external manager, ARMOUR Residential Management, LLC (“ARRM”), will enter into a sub-management agreement with Staton Bell Blank Check LLC (“SBBC”).  An updated description of the terms of the sub-management agreement is included in the Revised Preliminary Prospectus.  The proposed sub-management agreement now provides that ARRM will pay SBBC (i) a monthly retainer of $100,000 (or $112,500 if the underwriters of the IPO exercise their over-allotment option in full) and (ii) a sub-management fee equivalent to 25% of the net management fee earned by ARRM under the management agreement that the Company will enter into with ARRM concurrent with the closing of the offering.  The terms of the proposed management agreement between the Company and ARRM remain unchanged.

A copy of the sub-management agreement is also being filed as Exhibit 10.3 to the Registration Statement.

Terms of Borrowings

In order to finance the Company's investments in non-agency mortgage-backed securities, the Company intends to borrow between one and three times the amount of its stockholders' equity with respect to its non-agency mortgage-backed securities, but is not limited to this range.  The Company's intended borrowing for its agency mortgage-backed securities is unchanged.

CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001552890.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING  Deutsche Bank Securities Inc. at (800) 503-4611, Citigroup Global Markets Inc. at (800) 831-9146, Barclays Capital Inc. at (888) 603-5847, or Credit Suisse Securities (USA) LLC at (800) 221-1037.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.